EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

JEFFERSON ELECTRIC, INC.

and

THOMAS KLINK

and

PIONEER POWER SOLUTIONS, INC.

and

JEI ACQUISITION CORP.

dated as of

April 30, 2010

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 30, 2010, by and among JEFFERSON ELECTRIC, INC., a Delaware corporation (the "Company"), PIONEER POWER SOLUTIONS, INC., a Delaware corporation ("Parent"), JEI ACQUISITION CORP., a Delaware corporation and a wholly-owned Subsidiary of Parent ("Merger Sub"), and THOMAS KLINK, an individual residing at 2323 Ridgewood Road, Grafton, WI 53024 (the “Company Stockholder”).  Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein; and

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $1.00 per share, of the Company will be converted into the right to receive the Merger Consideration consisting of Parent Common Stock; and

WHEREAS, the Company Stockholder constitutes the sole stockholder of the Company and owns beneficially and of record all of the issued and outstanding shares of common stock of the Company; and

WHEREAS, the Board of Directors of the Company (the "Company Board") has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (as defined below), and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have unanimously approved this Agreement; and

WHEREAS, the Company Stockholder, as the sole stockholder of the Company, has duly approved and adopted this Agreement and approved the Merger; and

WHEREAS, prior to the Effective Time, the Company has been converted from a Wisconsin corporation to a Delaware corporation in accordance with the respective laws of Delaware and Wisconsin (the “Company Conversion”); and

WHEREAS, the Company Conversion has been duly approved by the Board of Directors of the Company and the Company Stockholder in accordance with the respective laws of Wisconsin and Delaware; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger; and

WHEREAS, the parties intend that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, (a) Merger Sub shall merge with and into the Company (the "Merger"), and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (the "Surviving Corporation").

Prior to the Effective Time, the Company Conversion has been effected under the respective laws of Delaware and Wisconsin and the certificates of conversion have been duly filed and recorded under the respective laws of Delaware and Wisconsin. Pursuant to the Company Conversion, the Company has been converted from a Wisconsin corporation into a Delaware corporation.

Section 1.02    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the "Closing") will take place at 1 p.m., New York City time, on April 30, 2010, i.e., concurrently with the execution of this Agreement, unless another time or date is mutually agreed upon in writing by the parties hereto. The Closing shall be held at the offices of Shiboleth LLP, One Penn Plaza, Suite 2527, New York, NY 10119, unless another place is mutually agreed upon in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the "Closing Date".

Section 1.03    Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL.   The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the "Effective Time").

Section 1.04    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.05    Certificate of Incorporation; By-laws. At the Effective Time: (a) the Certificate of Incorporation of the Company shall be amended so as to read in its entirety as set forth in Schedule A, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 1.06    Directors and Officers.  The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01    Effect of the Merger on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a)           Conversion of Company Common Stock.  The shares (each, a “Share” and, collectively, the “Shares”) of Common Stock, par value $1.00 per share, of the Company (the "Company Common Stock") then issued and outstanding immediately prior to the Effective Time, i.e., an aggregate of 2,295 Shares of Company Common Stock then issued and outstanding (other than those Shares of Company Common Stock held by the Company in the treasury as set forth in Section 2.01(b) below), shall, subject to and in accordance with Section 2.02 hereof, be automatically cancelled and extinguished and thereafter represent the right to receive an aggregate of 486,275 shares of Common Stock of Parent, par value $0.001 per share (the “Parent Common Stock”).  The aggregate number of shares of Parent Common Stock (486,275) issuable pursuant to this Section 2.01 is referred to collectively in this Agreement as the "Merger Consideration."

(b)           Treasury Shares.  Each Share of Company Common Stock then held by the Company as a treasury share immediately prior to the Effective Time shall be cancelled and extinguished without payment of any consideration therefor and without conversion thereof.

(c)           Cancellation of Shares. At the Effective Time, all Shares of Company Common Stock shall no longer be outstanding and all such Shares of Company Common Stock shall be cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing any such Shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to the terms hereof.

Section 2.02    Surrender and Payment.

(a)           Each holder of Shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to Parent of a Certificate (or as contemplated by Section 2.04), together with properly completed documents of transfer covering such Shares of Company Common Stock, will be entitled to receive the Merger Consideration in exchange for such Shares of Company Common Stock. After the Effective Time, each such Certificate shall, until so surrendered, represent for all purposes only the right to receive such Merger Consideration.

(b)           After the Effective Time, there shall be no further registration of transfers of Shares of Company Common Stock outstanding prior to the Effective Time.  If, after the Effective Time, Certificates representing Shares of Company Common Stock outstanding prior to the Effective Time are presented to the Surviving Corporation, then such Certificates shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Agreement.

(c)           All shares of Parent Common Stock constituting Merger Consideration shall be delivered at the Effective Time, in exchange for and against receipt by Parent of Certificates representing Shares of Company Common Stock (or as contemplated by Section 2.04), together with appropriate and proper instruments of transfer, by delivery of Certificates representing Shares of Company Common Stock.

(d)           No fraction of a share of Parent Common Stock shall be issued by virtue of the Merger, but in lieu thereof, each holder of Shares of Company Common Stock who would otherwise be entitled to a fraction of a Share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent one share of Parent Common Stock.

Section 2.03    Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Tax Law. To the extent that amounts are so deducted and withheld by Parent or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.04    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent with respect to such Certificate, then Parent will issue or cause to be issued, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

Section 2.05    Certificate Legends.  The shares of Parent Common Stock to be issued pursuant to this Article II shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances.  Each certificate evidencing shares of Parent Common Stock to be issued pursuant to this Article II shall bear the standard securities legends (including any legends as may be required by applicable state securities laws) and/or any other legends required pursuant to the Lock-Up Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND COMPANY STOCKHOLDER

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated as of the date of this Agreement and delivered by the Company and Company Stockholder to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company and Company Stockholder hereby, jointly and severally, represent and warrant to Parent and Merger Sub as follows:

Section 3.01    Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries; Affiliates.

(a)           Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the "Charter Documents"), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)           Minutes.  The Company has furnished to Parent true and correct copies of the minutes of all meetings of stockholders, the Company Board and the Board of Directors of each its Subsidiaries (and each committee thereof) since January 1, 2005.  The minute books of the Company and its Subsidiaries, as previously furnished to Parent, set forth, in all material respects, complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and boards of directors of such entities.   The corporate minutes of the Company and its Subsidiaries posted prior to the date hereof on the Company’s due diligence website set forth all of such corporate minutes of the Company and its Subsidiaries since January 1, 2005, and there are no other corporate minutes of the Company and its Subsidiaries.

(d)           Subsidiaries; JEM Purchase Agreement.  Section 3.01(d)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(d)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, a wholly-owned by the Company, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned, directly or indirectly, by the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (x) imposed by applicable securities Laws or (y) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Prior to the Effective Time, the Company Stockholder, as seller, and a designee of Parent, as purchaser, will enter into and consummate the Purchase Agreement, (the “JEM Purchase Agreement”) pursuant to which the Company Stockholder will sell and transfer to such purchaser all of the equity interests owned by such Company Stockholder in Jefferson Electric Mexico Holdings LLC, a Wisconsin limited liability company (“JEM Holdings”).  The entire membership interest of JEM Holdings is owned by the Company Stockholder.

Section 3.01(d)(iv) of the Company Disclosure Letter sets forth each of the Subsidiaries and/or Affiliates of the Company and/or Company Stockholder which has: (i) merged with or into the Company; (ii) ceased or otherwise terminated business operations; and/or (iii) liquidated and/or dissolved, in each case, since January 1, 2008 (the “Terminated Company Affiliates”).  Prior to the Effective Time, the Company shall furnish or cause to be furnished to Parent evidence of such merger, liquidation or otherwise of each of the Terminated Company Affiliates.

Section 3.02    Capital Structure.

(a)           Capital Stock. The authorized capital stock of the Company consists of 9,000 shares of Company Common Stock, of which 2,295 are issued and outstanding.  All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No other shares of capital stock (including any preferred stock) or other voting or other securities of the Company are issued, reserved for issuance or outstanding other than Common Stock. As of the date hereof, there are 4,590 shares of Common Stock held in the treasury of the Company.  No Subsidiary of the Company owns any Shares of Company Common Stock.

(b)           Company Securities.

(i)           As of the date hereof, there are no outstanding (x) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company, (y) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (z) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or any of its Subsidiaries (the items in clauses (x), (y) and (z), together with the capital stock of the Company, being referred to collectively as "Company Securities"). All outstanding Shares of Company Common Stock, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(ii)           There are no outstanding Contracts requiring the Company and/or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any stockholders, voting trust or other similar agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)           Voting Debt.   As of the date hereof, there are no bonds, debentures, notes or other indebtedness issued by the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, "Voting Debt").

(d)           Company Subsidiary Securities. As of the date hereof, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities or other ownership interests in any Subsidiary of the Company, (ii) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case, that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as "Company Subsidiary Securities").

(e)           Buckna Redemption Agreement.  As of the date hereof, all of the obligations of each of the parties under the Buckna Redemption Agreement have been fully satisfied in accordance with the terms thereof.  Accordingly, the entire redemption transaction set forth in such Buckna Redemption Agreement has been fully consummated, including without limitation, payment of the entire purchase price to Buckna and the delivery by Buckna of all shares and/or certificates evidencing such shares of each of the entities set forth therein.  Buckna is not entitled to receive any additional payments whatsoever under the Buckna Redemption Agreement.  There are no pending, or to the Knowledge of the Company, threatened, claims or other Legal Actions in connection with the Buckna Redemption Agreement involving any of the parties thereto. The “Buckna Redemption Agreement” shall mean the Redemption Agreement, dated as of December 31, 2007, by and among Mike and Patricia Buckna (collectively, “Buckna”), the Company Stockholder, the Company and Jefferson Electric Leasing, LLC, Jefferson Electric Staffing, Inc., Jefferson Electric Sales, Inc. and Jefferson Electric Manufacturing, Inc.  In addition, following the Effective Time, the Company Stockholder shall utilize his best efforts to obtain, as promptly as possible thereafter, a general release from Buckna in favor of Parent and the Surviving Corporation and/or their respective Affiliates (in form acceptable to Parent and its counsel) relating to any claims under or in respect of the Buckna Redemption Agreement (the “Buckna Release”)

Section 3.03    Authority; Non-Contravention; Governmental Consents.

(a)           Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and other transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company, including without limitation, the approval of the Board of Directors and stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and other transactions contemplated hereby. The Company Conversion and the transactions contemplated thereby have been duly approved by the Board of Directors and stockholders of the Company by the requisite vote required under the laws of Delaware and Wisconsin, respectively.  This Agreement and consummation of the Merger and other transactions contemplated hereby have been unanimously approved by all of the stockholders of the Company by the requisite vote under the DGCL and the Company’s Charter Documents.  This Agreement and consummation of the transactions contemplated hereby (other than the Company Conversion) have, if and to the extent required, been duly approved under applicable Wisconsin law and/or the Company’s Charter Documents.  This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company and the Company Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b)           Non-Contravention. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Merger and other transactions contemplated by this Agreement do not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (iii) of Section 3.03(c), materially conflict with or materially violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or materially alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any material Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries.

(c)           Governmental Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a "Consent"), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a "Governmental Entity") is required to be obtained or made by the Company in order to enable the Company to enter into, execute, deliver and perform this Agreement and to consummate the Merger and other transactions contemplated hereby in all material respects, except for: (i) the filing of certificates of conversion in respect of the Company Conversion with the Secretary of State of Delaware and Wisconsin Department of Financial Institutions, respectively; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (iii) such Consents as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign jurisdiction; and (iv) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter.

(d)           Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any manner, has, as of the date hereof: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company's stockholders; (ii) approved and declared advisable the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL; (iii) directed that the "agreement of merger" contained in this Agreement be submitted to Company's stockholders for adoption; and (iv) resolved to recommend that Company stockholders adopt the "agreement of merger" set forth in this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company.  In addition, all approvals of the Company Board, if any, required pursuant to applicable Wisconsin law to the transactions contemplated by this Agreement, including without limitation, the Company Conversion, have been duly obtained and adopted.

(e)           Company Stockholder Approval. The Company Stockholder, constituting the sole stockholder of the Company, by resolutions duly adopted by unanimous written consent has, on or prior to the date hereof, duly approved by the requisite vote under Delaware law and the Company’s Charter Documents and the terms and provisions hereof, the execution and delivery by the Company of this Agreement and consummation of the Merger and other transactions contemplated by this Agreement, and such resolutions of the Company Stockholder have not been subsequently rescinded or amended in any manner.  The Company Stockholder has voted in favor of adoption of this Agreement and the Merger, and such Company Stockholder has not exercised any appraisal and/or other rights relating to dissenting shares pursuant to applicable Law.  In addition, all approvals of the Company Stockholder, if any, required pursuant to applicable Wisconsin law to the transactions contemplated by this Agreement, including without limitation, the Company Conversion, have been duly obtained and adopted.

(f)           Takeover Statutes. No "fair price", "moratorium", "control share acquisition", "business combination" or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

(g)           Third Party Consents. Except as set forth on Section 3.03(g) to the Company Disclosure Letter, no material consent or approval from any third party is required to be obtained by or with respect to the Company and/or Company Stockholder in connection with the execution and delivery of this Agreement and/or the consummation by the Company and/or Company Stockholder of the Merger and other transactions contemplated hereby.

Section 3.04    Financial Statements; Other Liabilities.

(a)           Financial Statements. Annexed hereto as Section 3.04(a) of the Company Disclosure Letter are true and correct copies of the following: (a) audited consolidated balance sheets of the Company and each of its Subsidiaries as of and for the years ended December 31, 2007, December 31, 2008 and December 31, 2009, respectively, and audited consolidated statements of income, stockholders’ equity and cash flows for each of the fiscal years then ended (the “Audited Statements”), which Audited Statements have each been duly prepared by Vrakas/Blum, S.C., independent certified public accountants, whose report thereon is included therein; and (b) an unaudited consolidated balance sheet of the Company and each of its Subsidiaries (the “ Unaudited Balance Sheet”) as of March 31, 2010 (the “Unaudited Balance Sheet Date”) and unaudited statements of income, stockholders equity and cash flows for the three (3) month period then ended, which Unaudited Balance Sheet and unaudited financial statements as certified by the Company Stockholder, as the principal financial officer of the Company (the Audited Statements, Unaudited Balance Sheet and other unaudited financial statements are hereinafter collectively referred to as the “Financial Statements”). The Financial Statements fairly present the financial position and the results of operations and cash flows of the Company and each of its Subsidiaries for the relevant dates and periods, and were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as otherwise stated therein or, in the case of interim unaudited financial statements, for the omission of footnotes and subject to normal, recurring year-end audit adjustments, which are not expected to be material).  The financial statements of Mexico Sub have been restated to U.S. GAAP.

(b)           Accounting Systems.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed with management’s general or specific authorizations; (ii) transactions recorded as necessary to permit preparation of financial statements of the Company in conformity with GAAP and to maintain accountability for assets; (iii) access to the  assets the Company and its Subsidiaries is permitted only in accordance with management’s authorization; and (iv) the recorded value for the existing assets is compared with the actual levels thereof at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           Books and Records.  The books and records of the Company and each of its Subsidiaries are complete and correct in all material respects, and together with Seller’s accounting records, fairly reflect, in accordance with GAAP: (i) all material financial transactions relating to the business operations of the Company and its Subsidiaries; and (ii) all items of income and expense, assets and liabilities and accruals in excess of $50,000.00.

(d)           Other Liabilities.  The Company and each of its Subsidiaries have no debts, liabilities or obligations of any nature whatsoever (whether known or unknown, due or to become due, accrued, fixed, contingent, liquidated or unliquidated, or otherwise), including any “off balance sheet arrangements”, in each case, in excess of $50,000.00 other than liabilities and obligations: (i) which are reflected or reserved the consolidated audited balance sheet of the Company and its Subsidiaries as of December 31, 2009; or (ii) which are set forth on Section 3.04(d) of the Company Disclosure Letter.

Section 3.05    Absence of Certain Changes; Actions Since Year-End Date.

(a)           Absence of Certain Changes. Since December 31, 2009 (the “Year-End Date”), the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course thereof as theretofore conducted  and consistent with past custom and practice (the “Ordinary Course”) and, since the Year-End Date, there has not been or occurred: (i) any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) property damage or destruction resulting in a loss or cost to the Company and its Subsidiaries of more than $50,000.00 in the aggregate, whether or not covered by insurance; or (iii) any material transaction entered into by the Company and its Subsidiaries with any third party.

(b)           Actions Since Year-End Date.  Except as otherwise expressly set forth in this Agreement, or as set forth in Section 3.05(b) of the Company Disclosure Letter, since Year-End Date, the Company and its Subsidiaries have not: (i) incurred any material obligation or liability, absolute or contingent, except those arising in the Ordinary Course; (ii) discharged or satisfied any Lien, or paid or satisfied any liability, absolute or contingent, other than liabilities as at the Year-End Date and current liabilities incurred since the Year-End Date in the Ordinary Course; (iii) mortgaged, pledged or subjected to any Lien any of the assets or properties of the Company and its Subsidiaries, or permitted any of such assets or properties to be subjected to any Lien; (iv) sold, assigned or transferred any of its assets or properties or any rights therein other than in the Ordinary Course; (v) incurred any indebtedness for borrowed money; (vi) delayed payment of any accounts payable or other liability beyond its due date or the date when such liability would have been paid in the Ordinary Course; (vii) prepaid any obligation having a fixed maturity of more than thirty (30) days from the date such obligation was issued or incurred; (viii) permitted the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Company and its Subsidiaries to vary in any material respect from the levels customarily maintained in the respective businesses of the Company and its Subsidiaries; (ix) provided for any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan; (x) waived any rights of substantial value, or cancelled, modified or waived any indebtedness for borrowed money, except in the Ordinary Course; (xi) issued or sold, or agreed to issue or sell, any of its capital stock, options, warrants, rights or calls to purchase such interests or capital stock, or any securities convertible into or exchangeable for such capital stock or other securities, or effected any subdivision or other recapitalization affecting the capital stock of the Company and its Subsidiaries; (xii) declared, paid or set aside any dividends or other distributions or payments on its capital stock, or redeemed or repurchased, or agreed to redeem or repurchase, any shares of the capital stock of the Company and its Subsidiaries; (xiii) made any loans or advances to any party or assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any party; or (xiv) entered into any transaction or course of conduct not in the Ordinary Course.

Section 3.06    Taxes.

(a)           Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed in accordance with all applicable Laws (after giving effect to available extensions properly and effectively requested) all Tax Returns required to be filed by the Company and each of the Subsidiaries (including Mexico Sub).  Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company's financial statements (in accordance with GAAP). The Company's most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company's most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b)           Availability of Tax Returns.  The Company has furnished to Parent complete and accurate copies of all federal, state, local and foreign income and/or franchise Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2006.  All such Tax Returns filed by the Company and/or its Subsidiaries were true and correct in all material respects as of the dates on which they were filed or as subsequently amended to the date hereof.

(c)           Withholding. The Company and each of its Subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)           Liens. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable.

(e)           Tax Deficiencies and Audits.  No deficiency for any amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries.

(g)           Tax Jurisdictions.  No claim has ever been made in writing to the Company and its Subsidiaries by any taxing authority in any jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in such jurisdiction.

(h)           Consolidated Groups, Transferee Liability and Tax Agreements. Neither Company nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement.

(i)           Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

Section 3.07    Intellectual Property.

(a)           Company IP.  Section 3.07(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of the following Company IP: (i) all registered Trademarks and material unregistered Trademarks; (ii) all Patents; (iii) all material invention disclosures within the past two (2) years; (iv) all material registered Copyrights; (v) all material Internet domain names; and (vi) all material Software (excluding any off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software).

(b)           Good Standing. All of the Owned Company IP is duly registered, issued and/or filed in the name of the Company or any of its Subsidiaries, as applicable, all registrations of Owned Company IP are currently in good standing and the correct chain of title has been recorded with the applicable Governmental Entity, including the U.S. Patent and Trademark Office and the U.S. Copyright Office, against each item of registered, issued or applied for, Owned Company IP.

The Company and each of its Subsidiaries has made all prosecution and maintenance payments and all filings currently due or required to be filed, to prosecute and maintain each item of registered, issued and applied for material Owned Company IP.

(c)           Enforceability.  The Company and its Subsidiaries own and have good and exclusive title to each item of the Owned Company IP, free and clear of any Liens (other than any applicable licenses) other than Permitted Liens. The Company and its Subsidiaries are the sole and exclusive owners of all Trademarks currently used in connection with the operation or conduct of their respective businesses.

(d)           Company IP Agreements.  Section 3.07(d) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of all Contracts (i) granting to the Company or any of its Subsidiaries a license, covenant not to sue or any other interest in, or any right to use or exploit, any Licensed Company IP (other than off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom Software), or (ii) under which the Company or any of its Subsidiaries has granted to any other party a license, covenant not to sue or any other interest in, or any right to use or exploit, any Owned Company IP (collectively, the "Company IP Agreements"). No Company IP Agreement may be unilaterally terminated by any third party which is a party thereto as a result of the consummation of the transactions provided for herein.

(e)           Sufficiency of Company IP. The Company owns or has the right to use all Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted.

(f)            No Liens. The Company and its Subsidiaries collectively own all right, title and interest in and to the Owned Company IP free and clear of all Liens other than Permitted Liens. No license fees in respect of any Owned Company IP that is owned by any Person jointly with the Company or its Subsidiaries will be payable by Parent following the Closing to any such Person for the use or exploitation of such Owned Company IP. The Company and/or its Subsidiaries have not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property presently used in their respective businesses that is Company IP, to any third party.

(g)           Protection of Trade Secrets. The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect and preserve the secrecy and confidentiality of all Trade Secrets that are comprised by the Owned Company IP.

(h)           IP Legal Actions and Orders.  As of the date hereof, there is no Legal Action pending or, to the Knowledge of the Company, threatened, with respect to: (i) any alleged infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries or any of their current products or services or otherwise by the conduct of the businesses of the Company and/or its Subsidiaries; (ii) any claim challenging the validity or enforceability of any Owned Company IP, or the ownership by the Company or the respective Subsidiary of such Owned Company IP; or (iii) any claim contesting the Company's or any of its Subsidiaries' rights with respect to any Licensed Company IP.  As of the date hereof, the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use or validity of any Company IP. As of the date hereof, to the Knowledge of the Company, no Person or any of such Person's products or services, Intellectual Property or other operation of such Person's business is infringing upon, violating or misappropriating any Owned Company IP.

Section 3.08    Compliance with Laws; Permits.

(a)           Compliance. Except as set forth in Section 3.08(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries is and, since January 1, 2007, has been, in material compliance with, all Laws or Orders of any Governmental Entities having jurisdiction over the Company or any of its Subsidiaries and/or any of their respective businesses or properties.  Except as set forth in Section 3.08(a) of the Company Disclosure Letter, since January 1, 2007, the Company and/or its Subsidiaries have not received any oral or written notice or statement from any Governmental Entity asserting any liability for any present or past failure of the Company and its Subsidiaries to comply in all material respects with any applicable Law or Order which remains outstanding and unresolved.

(b)           Permits.  Section 3.08(b) of the Company Disclosure Letter sets forth all permits, licenses, clearances, authorizations and approvals from Governmental Entities held by the Company and its Subsidiaries (collectively, the "Permits").  The Permits constitute all of the permits and licenses required to be obtained by the Company and its Subsidiaries in order to carry on their respective businesses as presently being conducted in all material respects. All such Permits are in full force and effect, and to the Knowledge of the Company, no suspension or cancellation of any such Permits is pending or threatened. The Company and each of its Subsidiaries is in material compliance with the requirements and procedures of the Governmental Entities which have issued such Permits.

Section 3.09    Litigation.  Except as set forth on Schedule 3.09 of the Company Disclosure Letter, as of the date hereof, there is no claim, action, suit, arbitration, proceeding or governmental investigation, at law or in equity  (each, a "Legal Action"), pending, or to the Knowledge of the Company, threatened, relating to or involving the Company or any of its Subsidiaries and/or any of their respective properties or assets, or any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, in each case, by or before any Governmental Entity, except for any such Legal Action that involves an amount in controversy of less than $25,000.00.  Except as set forth on Schedule 3.09 of the Company Disclosure Letter, none of the Company and/or any of its Subsidiaries and/or their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (an "Order"), whether temporary, preliminary or permanent.

Section 3.10    Finders' Fees.  Except as set forth in Section 3.10 of the Company Disclosure Letter, the Company has not incurred, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger and any other transaction contemplated hereby other than any such finders and/or similar fees due and payable to Strategic Business Solutions of America, Inc., an Illinois corporation, and Joseph Cecala and/or their respective Affiliates (collectively, the “Finder”).  Prior to the Effective Time, the Company shall have received a release from the Finder pursuant to which the Finder will furnish a general release in favor of the Company and/or Parent and/or their respective Affiliates in form acceptable to Parent and its counsel (the “Finder Release”).

Section 3.11.  Related Party Transactions.  Except as set forth in Section 3.11 of the Company Disclosure Letter, to the Knowledge of the Company, the Company and its Subsidiaries is not indebted to any director, officer, employee or agent of the Company and its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company and its Subsidiaries.  Except as set forth in Section 3.11 of the Company Disclosure Letter, no: (a) stockholder, (b) officer, director or Affiliate of the Company and its Subsidiaries, (c) immediate family member of any such officer, director or Affiliate, or of a stockholder, and (d) Person controlled by any one or more of the foregoing (excluding the Company and its Subsidiaries) (collectively, the “Related Parties”), presently or since January 1, 2007: (i) owns or has owned, directly or indirectly, any interest (of more than five (5%) percent of the total issued and outstanding interests) in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent or supplier of the Company and its Subsidiaries; (ii) owns or has owned, directly or indirectly, in whole or in part, any tangible or intangible property that the Company and its Subsidiaries use, or the use of which is necessary or desirable, for the conduct of their respective businesses; (iii) has or had any claim whatsoever or has brought any action, suit or proceeding against, owes or owed any amount to, the Company and its Subsidiaries; or (iv) on behalf of the Company and its Subsidiaries, has made any payment in excess of $25,000.00 or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from , any corporation or other Person of which any officer or director of the Company and its Subsidiaries, or an immediate family member of the foregoing, is partner or stockholder (excepting stock holdings less than one (1%) percent of the total issued and outstanding capital stock solely for investment purposes in securities of publicly held and traded companies). Section 3.11 of the Company Disclosure Letter also describes in reasonable detail the nature and extent of any products, services or benefits provided to the Company and/or any of its Subsidiaries by any such person or entity without a corresponding charge equal to the fair market value of any such products, services or benefits. The Company and its Subsidiaries are not party to any transaction with any Related Party other than on arm’s-length terms.

Section 3.12    Employee Plans.

(a)           Company Employee Plans.  Section 3.12(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-related awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment (excluding offer letters), severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company and/or its Subsidiaries and/or Company ERISA Affiliates for the benefit of any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries (each, a "Company Employee"), or with respect to which the Company or any of its Subsidiaries has or may have any material liability (collectively, the "Company Employee Plans").

(b)           Documents.  The Company has made available to Parent correct and complete copies of all Company Employee Agreements with the executive officers of the Company and its Subsidiaries and all material Company Employee Plan documents, if any, in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts, (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan, and (v) the current summary plan description for each Company Employee Plan.

(c)           Employee Plan Compliance. (i) Each Company Employee Plan in the United States has been established and maintained in accordance with its terms and in material compliance with applicable Laws, including but not limited to, ERISA and the Code, and each Company Employee Plan outside of the United States has been established and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws; (ii) all of the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination letters from the IRS and, as of the date hereof, no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened; (iii) to the Knowledge of the Company, the Company and its Subsidiaries and Company ERISA Affiliates, where applicable, have timely made all contributions and other material payments required by and due under the terms of each Company Employee Plan; (iv) except to the extent limited by applicable Law, each Company Employee Plan (other than a Company Employee Plan constituting a Contract between the Company or a Subsidiary thereof and a Company Employee) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) as of the date hereof, there are no Legal Actions pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan. and (vii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred or is expected to occur with respect to the Company Employee Plan or its related trust (and the consummation of the transactions contemplated by this Agreement will not directly or indirectly result in such a “prohibited transaction”).

(ii)           None of the Company, any Company ERISA Affiliate, or any of their respective predecessors has ever, whether directly or indirectly, participated in, contributed to or been required to contribute to, or otherwise been in any way, liable with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any multiemployer plan (within the meaning of Sections 3(37)of ERISA) or single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Section 4063, 4064 or 4069 of ERISA.

(d)           No Post-Employment Obligations. No Company Employee Plan currently provides for any liability of the Company or any of its Subsidiaries to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(e)           No Actions.  There is no pending or, to the Company's Knowledge, threatened action relating to a Company Employee Plan, and no Company Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(f)            Health Care Compliance. Each of the Company and its Subsidiaries and Company ERISA Affiliates complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(g)           Effect of Transaction.  Section 3.12(g) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, golden parachute payment or "parachute payment" within the meaning of Section 280G(b)(2) of the Code) that is reasonably likely to become due to any current or former employee of the Company or any of its Subsidiaries under any Company Employee Plan as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (ii) any increase in any material respect of any material benefit otherwise payable under any Company Employee Plan that would become effective pursuant to the terms thereof because of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (iii) any acceleration of the time of payment or vesting of any such material benefits under any Company Employee Plan that would become effective pursuant to the terms thereof as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby will not, directly or indirectly, constitute an event under any Company Employee Plan or Company Employee Agreement with respect to any Company Employee that will or is reasonably likely to result in the payment or provision of any benefit in an amount which will or is reasonably likely to be characterized or deemed as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

Section 3.13    Employee Matters.

(a)           Company Employees.  Section 3.13(a) of the Company Disclosure Letter contains a list of the names of all employees (including without limitation part-time employees and temporary employees), leased employees, independent contractors and consultants of the Company and its Subsidiaries, together with their respective salaries or wages, bonus or other compensation, dates of employment and position, personal time off pay (current or accrued) and severance pay (if any).

None of the officers of the Company and its Subsidiaries, nor to Knowledge the Company, none of the employees, contractors or consultants of the Company and its Subsidiaries, has indicated an intention to resign, retire or discontinue his or her relationship with the Company and its Subsidiaries as a result of the Merger and other transactions contemplated by this Agreement or otherwise within nine (9) months following the Effective Time.

Except as set forth in Section 3.13(a) of the Company Disclosure Letter, the Company and its Subsidiaries are not a party to any employment Contract with any of its officers or employees with respect to such Person’s employment and the employment of each employee and the engagement of each independent contractor of the Company and its Subsidiaries, and each of such officers and/or employees of the Company and its Subsidiaries constitute “at will” employees. To the Knowledge of the Company, no employee or independent contractor of the Company and its Subsidiaries is in material violation of any term of any employment Contract, confidentiality or other proprietary information disclosure Contract or any other Contract relating to the right of any such employee to be employed by the Company and its Subsidiaries.  The Employment Agreement, dated as of March 17, 2008, between the Company and Stephen Paul remains in full force and effect.

(b)           TDK Obligations. TDK Holdings Ltd., a Wisconsin corporation (“TDK”), presently employs six (6) persons on a full time basis, including the Company Stockholder (the “TDK Employees”), and furnishes the services of such TDK Employees to the Company.  The Surviving Corporation may elect to offer employment to certain TDK Employees solely and exclusively in respect of the period following the Effective Time.   The Company Stockholder is also the sole shareholder of TDK.

Notwithstanding anything to the contrary contained in this Agreement, in the event that any of the TDK Employees accepts employment with the Surviving Corporation solely in respect of the period following the Effective Time, then neither the Surviving Corporation nor Parent or any of their respective Affiliates shall assume or be responsible in any manner for any liabilities and obligations relating to the TDK Employees prior to the Effective Time or at any other time whatsoever and/or any other matter whatsoever relating to such employment of the TDK Employees.  The Company Stockholder shall indemnify Parent and/or the Surviving Corporation from any liabilities or obligations whatsoever suffered or incurred at any time relating to such TDK Employees pursuant to Article VII hereof.

(c)           Employment Law Matters.  The Company and each of its Subsidiaries: (i) is in material compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff (including the WARN Act and any similar state Laws), employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees; and (ii) is in material compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees. The Company and its Subsidiaries are not liable for any arrears in respect of any wages, payroll or other taxes or any penalty for failure to comply with the same.

The plant closure of the Company’s plant facility located in Brownsville, TX on or about June, 2009 was in full compliance with all applicable Laws and agreements relating to employment, termination of employment and plant closing and mass layoff (including the WARN Act and any similar state Laws). The Company and its Subsidiaries have no obligations or liabilities of any kind or nature whatsoever arising out or relating to employment, termination of employment and plant closing and mass layoff of the Brownsville, TX facility.  Furthermore, the Company has not engaged in a “plant closing” or “mass layoff” as defined by the WARN Act or any similar state Laws in the past six (6) months, nor has any employee suffered an “employment loss” as defined by the WARN Act or any similar state laws in the past three (3) months.

(d)           Labor Matters. Except as set forth in Section 3.13(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened or has occurred in the past two (2) years, and no work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened or has occurred in the past two (2) years. Except as set forth in Section 3.13(c) of the Company Disclosure Letter, none of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries, or any Company Employees. As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

Section 3.14    Leased Property.

The Company and its Subsidiaries do not own any real property and, except as set forth in Section 3.14 of the Company Disclosure Letter, the Company and its Subsidiaries do not possess any option or right to purchase any real property.  Section 3.14 of the Company Disclosure Letter sets forth each lease, sublease or any other arrangement under which real property (the “Leased Property”) is leased, sublet, licensed or otherwise occupied by the Company and any of its Subsidiaries (collectively, the “Company Property Leases”). The Company has delivered or otherwise made available to Parent true, correct and complete copies of all Company Property Leases (including all material modifications, amendments, supplements and waivers thereto) pursuant to which the Company or any of its Subsidiaries thereof leases or licenses any Leased Property.

Each such Company Property Lease is legal, binding, valid and in full force and effect, and the Company and its Subsidiaries have not assigned, mortgaged, transferred or otherwise encumbered any right, title or interest in any Company Property Leases and/or any Leased Property, and, except as set forth in Section 3.14 of the Company Disclosure Letter, any such interest is not subject or subordinate to any Lien or mortgage.  The Company and its Subsidiaries enjoy peaceful and quiet possession of each Leased Property.  Except as set forth in Section 3.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, no landlord has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Property Lease.  To the Knowledge of the Company, all uses of any such Leased Property by the Company and its Subsidiaries conform in all material respects to all applicable Laws relating to building and zoning regulations and to the provisions of the applicable Company Property Leases.

Section 3.15    Personal Property.  Section 3.15 of the Company Disclosure Letter sets forth a list of all  furniture, fixtures, machinery, equipment and other tangible personal property (collectively, the “Personal Property”) used by the Company and its Subsidiaries in connection with their respective businesses. All such Personal Property is in good operating condition and working order, and adequate for the present uses thereof.  The Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all such material Personal Property, free and clear of all Liens other than any Permitted Liens.

Section 3.16    Completeness of Assets.   All tangible assets and properties used by the Company and its Subsidiaries in connection with the respective businesses of the Company and its Subsidiaries, including without limitation, those reflected in the Financial Statements of the Company and its Subsidiaries as of the Year-End Date, constitute all of the tangible assets and properties which are presently used by the Company and its Subsidiaries to conduct their respective businesses and will enable the Surviving Corporation to conduct its business in the manner that such business is presently conducted by the Company and its Subsidiaries.

Section 3.17     Title to Properties; Absence of Liens.

The Company and its Subsidiaries have good, valid and marketable title to or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its properties and assets of whatever kind (whether real or personal, tangible or intangible), including, without limitation, all properties and assets that are shown on the Financial Statements and all properties and assets that are set forth in the Company Disclosure Letter, in each case, free and clear of any and all Liens except for any Permitted Liens and except as otherwise provided in Section 3.17 of the Company Disclosure Letter. All of the assets, properties and rights relating to the businesses of the Company and its Subsidiaries are held by, and all agreements, obligations and transactions relating to such businesses of the Company and its Subsidiaries, have been entered into, incurred and conducted by or through, the Company and its Subsidiaries rather than any of their Affiliates, except as otherwise provided in Section 3.17 of the Company Disclosure Letter.

Section 3.18     Accounts Receivable.

Section 3.18 of the Company Disclosure Letter is an aged list of the accounts receivable of the Company and its Subsidiaries setting forth, as of April 23, 2010, the amounts owed, name of each account debtor and any security granted to the Company and its Subsidiaries for payment thereof.  Except as set forth on Section 3.18 of the Company Disclosure Letter, the accounts receivable of the Company and its Subsidiaries arose in bona fide transactions in the Ordinary Course for goods or services delivered or rendered, constitute only valid and undisputed claims, are not subject to any defenses, counterclaims or setoffs and have been or will be collected at their aggregate recorded amounts (less the amount of the applicable reserve for doubtful accounts maintained in accordance with GAAP) in the Ordinary Course without resort to litigation.

Section 3.19    Inventory.

Section 3.19 of the Company Disclosure Letter sets forth a true and correct list of all inventory of the Company and its Subsidiaries as of April 23, 2010.  Except as set forth on Section 3.19 of the Company Disclosure Letter, the inventory of the Company and its Subsidiaries is in useable and saleable condition in the ordinary course of their respective businesses.  All such inventory is owned by the Company and its Subsidiaries and is valued at an amount determined in accordance with GAAP consistently applied, and has been priced at the lower of cost or market at standard cost as determined as of the Year-End Date.  Such inventory does not include any items in excess of $100,000.00 in the aggregate of below standard quality, damaged or spoiled, obsolete or of a quality or quantity not useable or saleable in the ordinary course of business of the Company and its Subsidiaries as presently conducted within the normal inventory "turn" experience, the value of which has not been written down or with respect to which adequate reserves have not been provided.  The Company and its Subsidiaries have the proper amount of inventory in order to conduct their respective businesses consistent with past practices.  The Company and its Subsidiaries are not under any liability or obligation in respect of the return of any item of inventory in the possession of wholesalers, retailers or other customers.  Section 3.19 of the Company Disclosure Letter also sets forth, as of April 23, 2010, all unfilled orders received by the Company and its Subsidiaries, which unfilled orders have been accepted by the Company and its Subsidiaries in the ordinary course and upon terms and conditions consistent with its past practices.

Section 3.19 of the Company Disclosure Letter also sets forth all locations where any inventory of the Company and its Subsidiaries is stored or otherwise located.  Except as set forth in Section 3.19 of the Company Disclosure Letter, no inventory of the Company and its Subsidiaries is subject to any consignment, bill and hold or other similar arrangements with any sales representatives, warehousemen, distributors and/or other third parties.

Section 3.20    Environmental Matters. Except as set forth in Section 3.20 of the Company Disclosure Letter:

(a)           The Company and its Subsidiaries have obtained all Permits required to be obtained under any applicable Environmental Laws for the operation of the respective businesses of the Company and its Subsidiaries (the “Environmental Permits”), and is compliance with the terms and conditions of such Environmental Permits.  The Company and its Subsidiaries are, and during the past five (5) years, have been, in compliance with all Environmental Laws in connection with operation of the respective businesses of the Company and its Subsidiaries.

(b)           Neither the Company nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, in, at or under any Real Property, or (ii) exposed any employee and/or third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material liability or obligation under any Environmental Law.  For purposes hereof, the “Real Property” shall mean any real property presently or formerly owned, used, leased, occupied, managed or operated by the Company and/or its Subsidiaries.

(c)           Neither the Company nor any of its Subsidiaries has received any oral or written notice of, and there is no Legal Action and/or civil, criminal or administrative demand, claim, hearing, notice or demand letter, notice of violation or proceeding pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law which remains outstanding and unresolved, or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law.  Neither the Company nor any of its Subsidiaries is subject to any Order or any code, plan, schedule, timetable, notice or demand letter issued, entered or approved thereunder, or written agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

(d)           No Hazardous Substances have been discharged, released, spilled, leaked, disposed of, emitted or injected at any Real Property during the period of the Company’s and/or its Subsidiaries’ ownership or leasehold interest in a manner which violates or violated any applicable Environmental Law.  Except as set forth on Schedule 3.20(d) of the Company Disclosure Letter, no polychlorinated biphenyls, regulated radioactive material, incinerator, surface impoundment, lagoon, landfill, septic system or aboveground or underground storage tanks are now or have been located on any Real Property.

(e)           To the Knowledge of the Company, the Company and its Subsidiaries have not disposed of or arranged for the disposal of Hazardous Substances at any third-party property or off-site location in a manner which violates or violated any applicable Environmental Law or which, to the Knowledge of the Company, has resulted in a material liability to their respective businesses of the Company and its Subsidiaries. Schedule 3.20 of the Company Disclosure Letter also lists all pollution control, waste management, transportation, landfill or other environmental service providers used by the Company and its Subsidiaries.

(f)            The Company and its Subsidiaries have provided to Parent all environmental reports, assessments, audits, studies, investigations, data, Environmental Permits and other material written environmental information in its custody, possession or control relating to any Real Property or respective businesses of the Company and its Subsidiaries.

(g)           None of the matters disclosed in this Section 3.20 of the Company Disclosure Letter, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

Section 3.21     Company Listed Contracts.

(a)           Company Listed Contracts.  Except as set forth on Section 3.21(a) to the Company Disclosure Letter, the Company and its Subsidiaries are not a party to any Contract, as of April 23, 2010, which involves aggregate payments or receipts in excess of $25,000.00 (except that, in respect of any purchase and sale orders, in excess of $2,000.00), including without limitation, the following (collectively, the "Company Listed Contracts"): (i) any Contract for the purchase or sale of any materials, products or supplies (including any purchase and sale orders) and any requirements or other similar Contract; (ii) any Contract of employment with any officer or employee or member of the Company Board or any consulting Contract; (iii) any marketing, distribution, franchise, consignment, sales representative, advertising, warehousing, distributorship, management, advisory, agency or service Contract; (iv) any Contract relating to any real property, including for the service and/or maintenance thereof, or any lease for any Real Property and/or Personal Property; (v) any technical assistance or license or royalty Contract relating to any Intellectual Property or otherwise; (vi) any Contract relating to indebtedness for borrowed money or the lending of money, including any mortgage, indentures, guarantees, loan or credit agreement, security agreement or other Contract; (vii) any certificate of deposit, letter of credit, guaranty or performance bond; (viii) any Contract providing for indemnification or guarantee by the Company and/or its Subsidiaries; (ix) any union Contract or other collective bargaining agreement; (x) joint venture, partnership or other similar Contract; (xi) any Contract including covenants limiting the freedom of Company and its Subsidiaries to engage or compete in any business and/or product line with any Person in any geographical area; (xii) any Contract or option relating to the acquisition and/or sale of any business or option for the purchase of any real or personal asset; or (xiii) any other Contract which in any manner whatsoever significantly affects the business operations of Company and its Subsidiaries.

(b)           Schedule of Company Listed Contracts. Section 3.21(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all Company Listed Contracts and identifies each subsection of Section 3.21 that lists such Company Listed Contract. The Company has previously furnished to Parent true, correct and complete copies of all Company Listed Contracts (other than purchase and sale orders), including any amendments thereto.

(c)           No Breach.  Except as set forth in that Section 3.21(c) of the Company Disclosure Letter: (i) the Company and its Subsidiaries, and to the Knowledge of the Company, each of the other parties thereto, have complied in all material respects with all such Company Listed Contracts, all of which are valid and enforceable (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and by general equitable principles); and (ii) all such Company Listed Contracts are in full force and effect and there exists no event or condition which with or without notice or lapse of time would be a material default thereunder, give rise to a right to accelerate or terminate any provision thereof or give rise to any material Lien, claim, encumbrance or restriction on any of the assets or properties of the Company and its Subsidiaries.

Section 3.22    Insurance.  Section 3.22 of the Company Disclosure Letter sets forth a true and correct list of all insurance coverage maintained by or for the benefit of the Company and its Subsidiaries in connection with their respective business operations setting forth: (i) the name of the carrier; (ii) the nature and type of insurance coverage and dollar limits of such coverage; (iii) the policy number and scheduled expiration date; (iv) the premium rate and date through which paid; and (v) the named insureds thereunder.  Except as set forth in Section 3.22 of the Company Disclosure Letter, all such insurance policies are in full force and effect, no written notice of default or termination has been given thereunder, and, to the Knowledge of the Company, no effect, occurrence, or matter has occurred which, with notice or lapse of time or both, could result in the early termination thereof.

Section 3.23    Products Liability.  Except as set forth in Schedule 3.23 to the Company Disclosure Letter: (a) there is no Legal Action, claim, inquiry or investigation by or before any Governmental Entity pending, or to the Knowledge of the Company, after reasonable inquiry, threatened, against or involving the Company and its Subsidiaries  in connection with any product manufactured, shipped or sold by the Company and its Subsidiaries in connection with their respective businesses (the “Products”) and alleged to have a defect in manufacture or design, including without limitation, any failure to warn of the defect; (b) to the Knowledge of the Company, there has not been any Occurrence (as defined below); (c) there has not been any product recall, rework or retrofit relating to any Product; and (d) to the Knowledge of the Company, there are no design defects resulting in hazardous conditions, including without limitation, any failure to warn of any design defects, involving any Product.  For purposes hereof, an "Occurrence" shall mean any accident, happening or event caused or allegedly caused by any hazard or defect or alleged hazard or alleged defect in the manufacture, design, materials or workmanship, including without limitation, any failure or alleged failure to warn of the hazard, defect or alleged hazard or alleged defect, of any Product (including any parts or components thereof) which results or is alleged to have resulted in injury or death to any person or damage to or destruction of the Product itself (or any parts or components thereof) or other consequential damages.

Section 3.24    Warranty Policies.  Section 3.24 of the Company Disclosure Letter sets forth all of the warranty policies of the Company and its Subsidiaries presently in effect, and/or which have been in effect during the past five (5) years, for any Products manufactured and sold by the Company and its Subsidiaries (the "Warranty Policies").  Except as set forth in Section 3.24 of the Company Disclosure Letter, since January 1, 2007: (i) neither the Company nor any of its Subsidiaries makes any warranties of any kind or nature whatsoever, whether express or implied, with respect to any Product that is presently, or previously has been, manufactured or sold by the Company and its Subsidiaries, except for the special policies and/or circumstances set forth on Section 3.24 of the Company Disclosure Letter; (ii) as of April 23, 2010, the Company and its Subsidiaries have not received any written notice of any claim based on any Product warranty for an amount in excess of $1,000.00; and (iii) the Company does not know of any claim, actual or threatened, based on any Product warranty for an amount in excess of $1,000.00.  Section 3.24 of the Company Disclosure Letter also sets forth the reserve amounts presently maintained by the Company in respect of any such Product warranty claims.

Section 3.25    Underwriters Laboratories Certificates. All of the Products manufactured or sold by the Company and its Subsidiaries since January 1, 2005 which require or carry the label, certification or approval of Underwriters Laboratories ("UL") or any other similar organization, have been properly and validly certified or approved.    Except as set forth in Section 3.25 of the Company Disclosure Letter, all Products manufactured, shipped or sold by the Company and its Subsidiaries since January 1, 2005 which require or carry the label, certification or approval of UL (or other substantially similar organization in the United States or any other applicable foreign jurisdiction) have been properly and validly certified or approved. Except as set forth in Section 3.25 of the Company Disclosure Letter, all manufacturing standards applied, testing procedures used and product specifications disclosed and utilized by the Company and its Subsidiaries have, in each case, materially complied with all applicable requirements established by UL (or other substantially similar organization in the United States or any other applicable foreign jurisdiction).

Section 3.26    Customers and Suppliers.

(a)           Schedule of Customers and Suppliers. Section 3.26(a) of the Company Disclosure Letter sets forth a list of: (a) the twenty-five (25) largest customers of the Company and its Subsidiaries in terms of sales during the twelve-month period ended December 31, 2009, showing the approximate total sales (expressed in dollar amounts) by the Company and its Subsidiaries to each such customer during such period; and (b) the ten (10) largest suppliers to the Company and its Subsidiaries during such fiscal year, measured by dollar volume of purchases by the Company and its Subsidiaries during such period.

(b)           Continuation of Customer Relationships.   Except as set forth in Section 3.26(b) of the Company Disclosure Letter, the Company has not received any notice nor has any reason to believe that any customer of the Company and its Subsidiaries set forth on Section 3.26(a) of the Company Disclosure Letter:  (i) has ceased, or will cease, to use the products, goods or services of the Company and its Subsidiaries; (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of the Company and its Subsidiaries; or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of the Company and its Subsidiaries, including in each case, following the consummation of the transactions contemplated under this Agreement.  No customer set forth on Section 3.26(a) of the Company Disclosure Letter has otherwise threatened to take any action set forth in the immediately preceding sentence as a result of the consummation of the Merger or any other transactions contemplated by this Agreement.

(c)           Continuation of Supplier Relationships. Except as set forth in Section 3.26(c) of the Company Disclosure Letter, the Company has received no notice and have no reason to believe that any supplier of the Company and its Subsidiaries set forth in Section 3.26(a) of the Company Disclosure Letter will not sell raw materials, supplies, merchandise and other goods to Seller at any time following the Closing Date on terms and conditions similar to those used in its current sales to Seller, subject to general and customary price increases. No supplier set forth on Section 3.26(a) of the Company Disclosure Letter has otherwise threatened to take any action set forth in the immediately preceding sentence as a result of the consummation of the Merger or any other transactions contemplated by this Agreement.

(d)           Other Relationships.  No creditor, employee, consultant or other Person having a material business relationship with the Company and its Subsidiaries has informed the Company and its Subsidiaries that such Person currently intends to change the relationship because of this Agreement or as a result of the Merger or any other transactions contemplated hereby, nor, to the Knowledge of the Company, is there any such intent.

Section 3.27    Restrictions on Business Activities. There is no Contract, judgment, Order or other instrument binding upon the Company and/or its Subsidiaries and/or the Company Stockholder that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company and/or its Subsidiaries, any acquisition of property by the Company and/or its Subsidiaries or conduct of business by the Company and/or its Subsidiaries as presently conducted or as proposed to be conducted by the Company and/or its Subsidiaries.

Section 3.28    Fairness of Merger Consideration.  The Merger Consideration has been negotiated by the Company at arm’s length, and the Company is not under any compulsion to enter into this Agreement, and based thereon and upon the representations and warranties of the parties to this Agreement, the Company in good faith believes that the Merger Consideration to be tendered by Parent for the Shares of the Company Common Stock will be approximately equal to the aggregate fair market value of such Shares of the Company Common Stock.

Section 3.29   Full Disclosure. No representation, warranty or statement set forth in this Article III or in the Company Disclosure Letter hereto or in any certificate delivered pursuant to the requirements of this Agreement by or on behalf of the Company and/or Company Stockholder, and no agreement, document or written statement furnished to Parent and/or Merger Sub pursuant to this Agreement or in connection with the Merger and other transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

Section 3.30    Matters Relating to Company Stockholder.

(a)           Title to Shares.  The Company Stockholder is the sole record and beneficial owner of 2,295 Shares of Company Common Stock, constituting all of the issued and outstanding Shares of Company Common Stock, free and clear of all manner of Liens, stockholder agreements, voting trusts and/or other similar agreements.  Each Company Stockholder has good, valid and marketable title to the Shares of Company Common Stock and the absolute and unqualified right to sell, exchange, transfer and deliver such Company Common Stock to Parent as contemplated hereby.

The Company and Company Stockholder hereby acknowledge that, prior to the Effective Time, the Shares of Company Common Stock are not, and have not been, subject to any Liens of any kind or nature whatsoever, including any Permitted Liens.  Pursuant to the Bank Loan Amendment, following the Effective Time, all of the Parent Common Stock issued to the Company Stockholder as Merger Consideration hereunder shall be subject to certain Permitted Liens granted to the Bank as set forth therein.

(b)           Acquisition of Parent Common Stock for Investment.  The Company Stockholder acknowledges that the shares of Parent Common Stock constituting Merger Consideration hereunder may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of by him without registration under the Securities Act, except pursuant to an exemption from such registration under the Securities Act, and in compliance with applicable “blue sky” Laws.  The Company Stockholder represents that he has no current plan or intention to dispose of any such Parent Common Stock following the Merger.

(c)           Accredited Investor.

The Company Stockholder is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act.

(d)           Disclosure of Information.

The Company and the Company Stockholder hereby acknowledge, in respect of the Company Stockholder, that:

(i)            he has had an opportunity to ask questions of and to receive answers from the representatives of Parent and Merger Sub with respect to the business, results of operations, financial conditions and prospects of Parent and/or Merger Sub;

(ii)           he has made his own independent examination, investigation, analysis and evaluation of Parent and Merger Sub, including but not limited to, an evaluation of the value of the Merger Consideration to be received by such Company Stockholder;

(iii)           he has not, in connection with this Agreement and the transactions contemplated hereby, relied in any respect on any information, analyses or materials (except for the representations and warranties set forth in this Agreement) provided to him by Parent and/or Merger Sub or any Affiliate thereof or any officer or representative thereof;

(iv)           he recognizes that the transactions contemplated by this Agreement involve a high degree of risk; and

(v)           he has such knowledge and experience in financial and business matters to enable him to utilize the information made available to such Company Stockholder in connection with this transaction and the shares of Parent Common Stock and to evaluate the merits and risks thereof.  The Company Stockholder has substantial experience in investing in securities and he has made investments in securities other than those involved in this transaction.

 (e)           Authority; No Conflict; Required Filings and Consents.

The Company and the Company Stockholder hereby acknowledge and agree, in respect of the Company Stockholder, that:

(i)           The execution and delivery of this Agreement by any Company Stockholder does not, and neither the performance of this Agreement by such Company Stockholder nor the Merger and/or other transactions contemplated hereby, will: (i) conflict with or violate in any material respect any Law or Order applicable to such Company Stockholder or by which any of his respective properties are bound or affected or (ii) result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or give to others any other rights pursuant to, or result in the creation of a Lien (other than Permitted Liens) on any of his properties or assets pursuant to, any Contract to which such Company Stockholder is a party or by which he or any of his properties is bound or affected.

(ii)           The execution, delivery and performance of this Agreement by the Company Stockholder does not require such Company Stockholder to obtain any Consent of, or to make any filing with or notification to, any Governmental Authority, domestic or foreign, and/or to obtain any material consents or approvals from any third parties.

(iii)           The Company Stockholder has the power and authority to enter into, execute and deliver this Agreement and to carry out his obligations hereunder.

(iv)           This Agreement has been duly executed and delivered by each of the Company Stockholder and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company Stockholder, enforceable against such Company Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

3.31        Brownsville Premises.  The Company, as Tenant, and the Estate of Theodore R. Paul, as Landlord, entered into a Lease Agreement, dated as of September 1, 2008 (the “Brownsville Lease”), in respect of the Premises located at 3525 International Boulevard. Brownsville, TX (the “Brownsville Premises”).  Pursuant to the Brownsville Lease, the term thereof will expire on September 30, 2013.

The Company, as Tenant, vacated the Brownsville Premises on or about June 1, 2009.  The Company entered into a sublease agreement (the “Brownsville Sublease”) on or about June 1, 2009 with National Electric Coil Co., as Subtenant.  Pursuant to the Brownsville Sublease, Subtenant will sublet and occupy the entire Brownsville Premises and pay a monthly rental amount of $12,267.00 per month, i.e., the monthly rental amount payable under the Brownsville Lease.

Prior to the Effective Time, the Company shall assign and transfer all of its right, title and interest under the Brownsville Lease and/or Brownsville Sublease to the Company Stockholder (the “Brownsville Lease Transfer”).  The Company and its Subsidiaries have no obligations or liabilities of any kind or nature whatsoever arising out of or relating to the prior business operations of the Brownsville, TX facility and/or otherwise at any time under the Brownsville Lease and/or Brownsville Sublease as a result of Subtenant’s actions or otherwise, including without limitation, under any Environmental Laws.

Following the Effective Time, the Company Stockholder shall obtain a general release from Landlord under the Brownsville Lease in favor of the Company Stockholder and the Company, as the prior tenant, in respect of any liabilities or obligations incurred at any time under the Brownsville Lease and/or Brownsville Sublease (the “Brownsville Release”).  The Company Stockholder shall utilize his best efforts to obtain such Brownsville Release on or prior to June 15, 2010 and that such Brownsville Release shall be effective as of June 1, 2009.  In addition, following the Effective Time, the Subtenant shall enter into a direct lease with Landlord in respect of the entire Brownsville Premises, effective as of June 1, 2009.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

Section 4.01     Organization; Standing and Power.

(a)           Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Charter Documents. Parent has delivered or made available to the Company a true and correct copy of the Charter Documents of each of the Company and Merger Sub. Neither the Company nor Merger Sub is in violation of any of the provisions of its Charter Documents.

Section 4.02     Authority; Non-Contravention; Governmental Consents.

(a)           Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b)           Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) subject to compliance with the requirements set forth in clauses (i)-(iii) of Section 4.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any material rights of termination, amendment, acceleration or cancellation, or require any material Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub.

(c)           Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business; and (ii) such Consents as may be required under applicable state securities or "blue sky" laws and the securities Laws of any foreign country.

(d)           Board Approval.  The Board of Directors of each of Parent and Merger Sub has duly approved the execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby.

Section 4.03     Capitalization.

(a)           Merger Sub Capitalization.  The authorized capital stock of Merger Sub consists of 5,000 shares of Common Stock, par value $0.001 per share ("Merger Sub Common Stock").  As of the date hereof, 500 shares of Merger Sub Common Stock are issued and outstanding.  There are no securities convertible into capital stock or other ownership interests or equity equivalents, options, warrants, or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock, or ownership or equity equivalent of Merger Sub or obligating Merger Sub to issue or sell any shares of capital stock of, or other ownership interests or equity equivalents in, Merger Sub or any agreement to issue any such convertible securities, options, warrants, rights, agreements, arrangements, or commitments.  All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and non-assessable.  There are no voting trusts or other agreements or understandings to which Merger Sub is a party with respect to the voting of the capital stock of Merger Sub.

(b)           Parent Capitalization. The authorized capital stock of Parent consists of 75,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which (a) 29,000,000 shares of Parent Common Stock are issued and outstanding (as of April 29, 2010 and before giving effect to the issuances to be made at the Effective Time) (b) no shares of preferred stock are outstanding, and (c) no shares of Parent Common Stock or preferred stock are held by Parent in its treasury.  No other shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and non-assessable and, except as set forth in the Parent SEC Documents, not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Charter Documents of Parent or any Contract to which Parent is a party or otherwise bound.

As of the date hereof, there are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Parent Stock may vote (“Voting Parent Debt”).  Except as set forth in the Parent SEC Documents, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which it is bound (a) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Voting Parent Debt, (b) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Parent.  Except as set forth in the Parent SEC Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. Except as set forth in the Parent SEC Documents, Parent is not a party to any agreement granting any security holder of Parent the right to cause Parent to register shares of the capital stock or other securities of Parent held by such security holder under the Securities Act.

Section 4.04.   Parent SEC Documents.

(a)           Parent has filed all reports, schedules, forms, statements and other documents required to be filed by the Parent with the SEC since December 2, 2009, pursuant to Sections 13 and 15 of the Exchange Act, as applicable (the “Parent SEC Documents”).

(b)           As of its respective filing date (since December 2, 2009), each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent as of the dates thereof and the results of operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Notwithstanding anything to the contrary herein contained, this Section 4.04 shall not apply in any manner whatsoever to any documentation filed by Parent (or any predecessor entity) with the SEC at any time prior to December 2, 2009.

ARTICLE V

COVENANTS

[Section 5.01 – Intentionally Omitted]

Section 5.02   Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.03    Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and matters in order to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.04     Tax Matters.

(a)           The parties agree and acknowledge that the Merger is intended to qualify as reorganization under Section 368(a) of the Code.  No party has taken, or shall take or fail to take any action if such action or failure to act would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)           If, in connection with a tax examination of Parent, Merger Sub or the Company (a "Tax Examination") or otherwise, a revenue agent or other representative of the IRS or any other taxing authority raises any question as to the status for tax purposes of the Merger as a tax-free reorganization and such question is reasonably expected to lead to an adverse determination by the taxing authority as to the status of the Merger as such, the party that is the subject of the Tax Examination or inquiry (the "Examined Party") shall promptly notify the other parties to this Agreement (the "Other Parties") in writing of the fact of the raising of such questions and describe with particularity the nature of any questions raised with regard to the Merger.  The Examined Party shall promptly notify, in writing, the Other Parties of all developments relating to the Tax Examination or inquiry insofar as such Tax Examination or inquiry relates to the Merger, and shall afford such Other Parties in advance of engaging in any oral or written communications with representatives of any taxing authority, the opportunity to fully participate in every aspect of the conduct and resolution of the portion of such Tax Examination or inquiry that relates to the Merger including, without limitation, the preparation of any response, brief, or memorandum to the taxing authority.

(c)           The parties hereby acknowledge that the Company has previously elected to be treated as a Subchapter S corporation for income tax purposes. At the Effective Time, the Company’s status as such Subchapter S corporation for income tax purposes shall be automatically terminated without any further action by the Company or any other Person.

(d)           The Company Stockholder shall be solely responsible at any time following the Effective Time for:  (i) the timely filing of all of the Company's Tax Returns with respect to any  period prior to the Effective Time and to be filed following the Effective Time; (ii) the payment of all Taxes due and owing by the Company and/or its Subsidiaries relating to any period prior to the Effective Time; and (iii) the payment of all accounting and/or other expenses relating to the preparation and filing of any such Tax Returns.  The Company Stockholder shall be solely and exclusively responsible for the filing of the Company’s Tax Returns as an S corporation, and payment of all Taxes of the Company and/or its Subsidiaries relating thereto, in respect of the interim period from January 1, 2010 to the Effective Time.  The provisions of this Section 5.04(d) shall survive the Closing and the Effective Time.

Section 5.05    Director Designation.  During the Director Designation Period (as defined below), Parent shall cause the Company Stockholder, to be nominated for election as a Director of Parent.  On or prior to the Closing Date, the Company Stockholder and Provident Pioneer Partners, L.P. (“Provident Pioneer”) shall enter into an agreement pursuant to which, subject to the provisions thereof, Provident Pioneer will agree to vote for the Company Stockholder as a Director of Parent during such Director Designation Period (the “Voting Agreement”). For purposes hereof, the “Director Designation Period” shall mean the three (3) year term of the Klink Employment Agreement; provided, however, that: (i) the Company Stockholder shall not be in material default at any time under the terms of such Klink Employment Agreement and/or any other obligations of the Company Stockholder to each of Parent and/or the Surviving Corporation; (ii) the Company Stockholder continues to beneficially own not less than 364,706 shares of Parent Common Stock received as Merger Consideration hereunder (i.e., 75% of the aggregate shares of Parent Common Stock received by the Company Stockholder as Merger Consideration hereunder); and (iii) the Company Stockholder shall not have resigned or been terminated or removed as a Director of Parent.

Section 5.06    Bank Loan Advance. At the Effective Time, Parent shall cause the sum of $3,000,000.00 to be advanced to the Surviving Corporation (the “Bank Loan Advance”) to be utilized for the following purposes: (i) $700,000.00 of such Bank Loan Advance shall be used to pay the principal amount of the revolving credit facility of the Bank Loan; (ii) $200,000.00 of such Bank Loan Advance shall be used to pay the principal amount of the term loan facility of the Bank Loan; and (iii) the balance of such Bank Loan Advance ($2,100,000.00) shall be used to pay and satisfy the trade accounts payable of the Surviving Corporation and/or for working capital purposes and/or to otherwise pay an additional principal amount of the revolving credit facility, all in a manner satisfactory to Parent.  A portion of the balance of such Bank Loan Advance shall be utilized to pay the Designated Legal Fees pursuant to Section 8.13 hereof.  The Bank Loan Advance shall constitute a loan made by Parent and/or its designee to the Surviving Corporation, which loan shall be subordinated to the Bank Loan pursuant to the terms of the Bank Loan Amendment.

Notwithstanding anything to the contrary contained in this Agreement, the sole and exclusive obligation of Parent in respect of the Bank Loan and/or Bank Loan Agreement and/or any other arrangements between the Bank and the Company shall be to cause the payment or advance of such Bank Loan Advance as set forth above.  In no event shall Parent and/or any of its Affiliates (other than the Surviving Corporation) be deemed to be responsible for, or be guarantor of, or otherwise assume, any debts, liabilities or obligations of Borrower and/or Surviving Corporation and/or any other party under the Bank Loan and/or Bank Loan Agreement and/or Bank Loan Amendment in any manner whatsoever. Accordingly, following the Effective Time, the Surviving Corporation shall be and remain solely and exclusively responsible for all liabilities and obligations of Borrower under the Bank Loan and/or Bank Loan Agreement and/or Bank Loan Amendment.

Prior to the Effective Time, Johnson Bank (the “Bank”), as Lender, and the Company (i.e., the Surviving Corporation as of the Effective Time), as Borrower, shall have entered into an amendment to the Bank Loan Agreement (the “Bank Loan Amendment”) in form acceptable to Parent setting forth a loan restructuring of the credit facilities provided in the Bank Loan Agreement.  Pursuant to the Bank Loan Amendment, all prior defaults by the Company under the Bank Loan Agreement, and any claims or rights relating thereto, shall be irrevocably waived and released by the Bank for all purposes and any forbearance and/or other related agreements between such parties constituting amendments to the Bank Loan Agreement or otherwise shall be terminated in all respects.  The Bank Loan Amendment shall also include the consent and approval of the Bank to the Merger and other transactions contemplated by this Agreement, including the use of the proceeds of the Bank Loan Advance to pay the Designated Legal Fees pursuant to Section 8.13 hereof (the “Bank Consent”).  Following the Effective Time, the Company Stockholder, as President of the Surviving Corporation pursuant to the Klink Employment Agreement, shall utilize his best efforts to ensure that the Surviving Corporation shall comply with all of the terms and provisions of the Bank Loan Amendment, including without limitation, the financial covenants set forth therein.

For purposes hereof: (i) the “Bank Loan Agreement” shall mean the Loan and Security Agreement, dated as of January 2, 2008, as amended, between the Bank, as Lender, and the Company, as Borrower; and (ii) the “Bank Loan” shall mean the all of the loan arrangements set forth in the Bank Loan Agreement, including the revolving credit and term loan facilities.

5.07        Non-Competition.

(a)           As a material inducement to Parent and Merger Sub to enter into this Agreement and consummate the transactions hereunder, the Company Stockholder and/or his Affiliates, shall not, directly or indirectly, during the period commencing on the date hereof and ending three and one-half (3½) years (i.e., 42 months) from and after the expiration or any termination of the Klink Employment Agreement (the “Non-Competition Period”), engage for the benefit of the Company Stockholder and/or his Affiliates and/or any other Person, whether as a stockholder, member, partner, officer, lender, consultant or agent or in any other capacity, in any business anywhere in the world which is competitive with the business which at such time during the Non-Competition Period is then being conducted by the Surviving Corporation and/or its Subsidiaries and/or Affiliates (the “Competitive Business”). In addition, during the Non-Competition Period, the Company Stockholder and/or his Affiliates shall not: (i) solicit or divert the business of any customer and/or potential customer and/or vendor of any such Competitive Business and/or any Person with whom the Surviving Corporation and/or its Subsidiaries and/or Affiliates has or may have an agreement to sell, distribute, license, franchise and/or purchase any products, and/or perform services in respect of such Competitive Business; or (ii) solicit any officer or employee of the Surviving Corporation and/or its Subsidiaries and/or Affiliates to terminate or leave the employ of Surviving Corporation and/or its Subsidiaries and/or Affiliates.

(b)           The restrictions set forth in Section 5.07(a) above shall apply on a worldwide basis (the “Territory”).  The Company Stockholder hereby acknowledges that he is deriving substantial benefits from the Merger and other transactions contemplated hereby. The Company Stockholder agrees that, in connection with the Merger and other transactions contemplated hereby, the time and geographic restrictions set forth above are fair and reasonable.

(c)           The Company Stockholder also agrees that the remedy at law for any breach by the Company Stockholder and/or his Affiliates of any of the provisions of this Section 5.07 will be inadequate, and that Parent and/or the Surviving  Corporation shall be entitled to temporary or permanent injunctive relief (including any preliminary injunctions) to enforce any of the provisions of this Section 5.07 and to recover reasonable attorneys’ fees in connection therewith, which relief may be granted without the necessity of proving actual damages or the inadequacy of money damages or posting bond.  In addition, Parent and/or the Surviving Corporation shall have the right to require that the Company Stockholder account for and pay over to Parent and/or the Surviving Corporation all benefits derived and/or received by such Company Stockholder as a result of any such breach of the terms and provisions of this Section 5.07.

(d)           The parties intend that the unenforceability or invalidity of any term or provision of this Section 5.07 shall not render any other term or provision contained herein unenforceable or invalid.  In the event that the activities described in Section 5.07 or the period of time or the geographical area covered by this Section 5.07 should be deemed too extensive, then the parties intend that this Section 5.07 be construed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein) as may be permissible under applicable Laws.

(e)            The terms and provisions of this Section 5.07 shall survive the Closing and Effective Time.

5.08.       Buckna Release. Following the Effective Time, the Company Stockholder shall utilize his best efforts to obtain as promptly as possible thereafter the Buckna Release from Buckna in favor of Parent and the Surviving Corporation as set forth in Section 3.02(e) hereof.

5.09.       Brownsville Release. Following the Effective Time, the Company Stockholder shall obtain the Brownsville Release from the Landlord in respect of the Brownsville Leased Property (and use his best efforts to obtain such Brownsville Release on or prior to June 15, 2010 and that such Brownsville Release will be effective as of June 1, 2009) as set forth in Section 3.31 hereof.  In addition, on or prior to June 15, 2010, the Subtenant shall enter into the direct lease with Landlord in respect of the entire Brownsville Premises.

ARTICLE VI

CONDITIONS

Section 6.01    Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger and other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Effective Time of each of the following conditions:

(a)           No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.02    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger and other transactions contemplated hereby shall be subject to the satisfaction or waiver by Parent and Merger Sub on or prior to the Effective Time of each of the following conditions:

(a)            Representations and Warranties.  The representations and warranties of the Company and the Company Stockholder set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words "Company Material Adverse Effect", "in all material respects", "in any material respect", "material" or "materially") as of immediately prior to the Effective Time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)           Performance of Obligations. The Company and the Company Stockholder shall have performed in all material respects all obligations required to be performed by or complied with by the Company and the Company Stockholder hereunder prior to the Effective Time.

(c)           Officer Certificate. Parent will have received a certificate, signed by the chief executive officer and chief financial officer of the Company, certifying that the conditions set forth in Section 6.02(a) and (b) hereof, respectively, have been satisfied.

(d)           Company Material Adverse Effect.  Since the Year-End Date, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)           Third Party Consents.  All material consents and approvals of the third parties required to be obtained by the Company and/or Company Stockholder in connection with the Merger and other transactions contemplated by this Agreement and any other material third party consents or approvals set forth in Schedule B, including without limitation, the Bank Consent, shall have been obtained and shall be in full force and effect.

(f)            No Governmental Action.  There shall been no Legal Action taken, or any Law or Order enacted, promulgated, or issued or deemed applicable to the Merger by any Governmental Authority, which would (i) prohibit ownership or operation by the Surviving Corporation of all or a portion of the respective businesses or assets of the Company and its Subsidiaries, or compel the Surviving Corporation or Parent to dispose of or hold separate all or a portion of the businesses or assets of the Company and its Subsidiaries, as a result of the Merger; (ii) render Parent unable to consummate the Merger; (iii) make such consummation illegal; or (iv) impose or confirm material limitations on the ability of Parent effectively to exercise full rights of ownership of shares of the capital stock of the Surviving Corporation, including without limitation, the right to vote any such shares on all matters properly presented to the stockholders of the Surviving Corporation; and no such action shall have been taken or any such Law or Order enacted, promulgated, issued, or deemed applicable to the Merger which, in the reasonable judgment of Parent, will produce such result.

(g)           Governmental Consents.  Parent shall have received evidence, in form and substance reasonably satisfactory to Parent, that all licenses, permits, Consents and/or Orders of any Governmental Entity, as are required in connection with the consummation of the Merger and other transactions contemplated hereby or necessary to conduct the business of the Company and its Subsidiaries as presently conducted, including without limitation, those Consents set forth in Schedule C, have been obtained and are in full force and effect.

(h)           Due Diligence Investigations. All due diligence investigations and examinations undertaken by Parent and/or Merger Sub and their respective attorneys, accountants and other representatives in respect of the Company and the operations, financial or other condition or future prospects thereof, shall have been completed to the satisfaction of Purchaser.

(i)            Klink Employment Agreement.  The Company Stockholder and the Surviving Corporation shall have entered into the Employment Agreement in the form annexed hereto as Schedule D (the “Klink Employment Agreement”).

(j)            Voting Agreement.  Provident Pioneer and the Company Stockholder shall have entered into the Voting Agreement (as set forth in Section 5.05 hereof) in the form annexed hereto as Schedule E.

(k)           Lock-Up Agreement.  Parent and the Surviving Corporation and the Company Stockholder shall have entered into the Lock-Up Agreement in the form annexed hereto as Schedule F (the “Lock-Up Agreement”).

(l)            Non-Competition and Confidentiality Agreement. The Surviving Corporation and the Company Stockholder shall have entered into the Non-Competition and Confidentiality Agreement in the form annexed hereto as Schedule G.

(m)          Bank Loan Amendment.  The Company and the Bank shall have entered into the Bank Loan Amendment, and the Company shall have obtained the Bank Consent, all as set forth in Section 5.06 hereof, in form and substance acceptable to Parent.

(n)           Maximum Debt Amount.  At the Effective Time, the aggregate amount of the Company’s indebtedness for borrowed money to Johnson Bank and others then outstanding shall not exceed $7,800,000.00 in the aggregate (the “Maximum Debt Amount”).

(o)           JEM Purchase Agreement. Parent and its designee, as purchaser, and the Company Stockholder, as seller, shall have entered into the JEM Purchase Agreement in the form annexed hereto as Schedule H.

(p)           Company Conversion.  The Company Conversion shall have been effected in accordance with the respective laws of Delaware and Wisconsin, and certificates of conversion shall have been duly filed and recorded in accordance with such respective laws of Delaware and Wisconsin.

(r)            No Dissenting Shares.  The Company Stockholder has voted in favor of adoption of this Agreement and the Merger and has not otherwise exercised any appraisal and/or other rights in respect of any Shares of Company Common Stock as dissenting shares under applicable Law.

(s)           Opinion.  Counsel to the Company shall have delivered to Parent and Merger Sub an opinion of counsel in the form annexed hereto as Schedule I.

(t)            Corporate Approval.  The Company shall have delivered to Parent and Merger Sub certified resolutions of its Board of Directors and all of the Company Stockholder evidencing approval of this Agreement and the Merger and other transactions contemplated hereby.

(u)           Brownsville Lease Transfer.  The Company shall have delivered to Parent and Merger Sub the Brownsville Lease Transfer as set forth in Section 3.31 hereof in the form annexed hereto as Schedule J.

(v)           Finder Release.  The Company shall have delivered to Parent and Merger Sub the Finder Release as set forth in Section 3.10 hereof in the form annexed hereto as Schedule K.

(w)          Payables List.  The Company shall have delivered to Parent and Merger Sub a list of all accounts payable and accrued expenses of the Company and its Subsidiaries as of April 23, 2010, as duly certified by the Company Stockholder.

(x)           Certificate of Merger.  The Company shall have delivered the Certificate of Merger as duly executed by an authorized officer of the Company.

(y)           Officer’s Certificate - Company Stock.  The Company shall have delivered an officer’s certificate regarding certain stock certificates in the form of Schedule L as set forth in Section 3.02(a).

(z)           Good Standing Certificates.  The Company and Company Stockholder Affiliates shall deliver certificates from appropriate authorities as to the good standing of the Company and each of its Subsidiaries in each applicable jurisdiction as of a recent date prior to the Closing.

(aa)         Approved Actions.  All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Parent, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

Section 6.03    Conditions to Obligation of the Company. The obligations of the Company to consummate and effect the Merger and other transactions contemplated hereby shall also be subject to the satisfaction or waiver by the Company on or prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words "in all material respects", "in any material respect", "material" or "materially") as of immediately prior to the Effective Time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)           Performance of Obligations. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by or complied with by Parent and Merger Sub hereunder prior to the Effective Time.

(c)           Officer Certificate.  The Company will have received a certificate, signed by the chief executive officer of Parent, certifying that the conditions set forth in Sections 6.03(a) and (b) hereof, respectively have been satisfied.

(d)           Klink Employment Agreement.  The Company Stockholder and the Surviving Corporation shall have entered into the Employment Agreement in the form annexed hereto as Schedule D.

(e)           Voting Agreement.  Provident Pioneer and the Company Stockholder shall have entered into the Voting Agreement (as set forth in Section 5.05 hereof) in the form annexed hereto as Schedule E.

(f)            Lock-Up Agreement.  Parent and the Surviving Corporation and the Company Stockholder shall have entered into the Lock-Up Agreement in the form annexed hereto as Schedule F.

(g)           Bank Loan Amendment.  The Company and the Bank shall have entered into the Bank Loan Amendment, and the Company shall have obtained the Bank Consent, all as set forth in Section 5.06 hereof, in form and substance acceptable to Parent.

(h)           JEM Purchase Agreement.  Parent and its designee, as purchaser, and the Company Stockholder, as seller, shall have entered into the JEM Purchase Agreement in the form annexed hereto as Schedule H.

(i)            Company Conversion.  The Company Conversion shall have been effected in accordance with the respective laws of Delaware and Wisconsin, and certificates of conversion shall have been duly filed and recorded in accordance with such respective laws of Delaware and Wisconsin.

(j)            Corporate Approval. Each of Parent and Merger Sub shall have delivered to the Company certified resolutions of its Board of Directors evidencing approval of this Agreement and the Merger and other transactions contemplated hereby.

(k)           Certificate of Merger.  Each of Parent and Merger Sub shall have delivered the Certificate of Merger as duly executed by a duly authorized officer.

(l)            Good Standing Certificates. Parent and Merger Sub shall deliver certificates from appropriate authorities as to the good standing of Parent and Merger Sub in each applicable jurisdiction as of a recent date prior to the Closing.

(m)          Approved Actions.  All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for the Company, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

ARTICLE VII

INDEMNIFICATION PROVISIONS

Section 7.01     Indemnification Obligations of the Company Stockholder.

The Company Stockholder shall indemnify, defend and hold harmless Parent and the Surviving Corporation and their respective Affiliates (other than the Company Stockholder) and their respective directors, officers, stockholders, partners, representatives, agents and employees and their heirs, successors and assigns (any party entitled to be indemnified under this Article VII, an "Indemnified Party", and any party obligated to provide indemnification under this Article VII, the "Indemnifying Party"), from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, and costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and expenses of investigation) (each, a "Liability" and collectively, "Liabilities") (including any claim by a third party which, without regard to the merits of the claim, would result in Liability if such third party's allegations were true) at any time imposed on, sustained, incurred or suffered by or asserted against any Indemnified Party, directly or indirectly, in connection with, relating to or arising out of or based upon: (a) any breach of any representation or warranty of the Company and/or the Company Stockholder set forth in this Agreement and/or the Schedules and Exhibits hereto and/or in any document or instrument delivered in connection herewith; (b) any breach of any covenant or other agreement of the Company and/or the Company Stockholder set forth in this Agreement; or (c) any transaction, action or event commencing or occurring on or prior to the Closing Date which is not fully disclosed or provided for in this Agreement, the Financial Statements or the several Schedules and Exhibits hereto, whether absolute or contingent, matured or unmatured or known or unknown.

Section 7.02     Indemnification Obligation of Parent.

Parent shall indemnify, defend and hold harmless the Company Stockholder and his heirs, successors, assigns, representatives and agents from, against and in respect of any Liabilities (including any claim by a third party which, without regard to the merits of the claim, would result in Liability if such third party’s allegations were true) at any time imposed on, sustained, incurred or suffered by or asserted against any Indemnified Party, directly or indirectly, in connection with, relating to, arising out of or based upon: (a) any breach of any representation or warranty of Parent set forth in this Agreement; or (b) any breach of any covenant or other agreement of Parent set forth in this Agreement.

Section 7.03     Procedures for Indemnification for Third Party Claims.

The obligations and liabilities of the parties under this Agreement with respect to, relating to, caused (in whole or in part) by or arising out of claims of third parties (individually, a “Third Party Claim” and collectively, the “Third Party Claims”) shall be subject to the following terms and conditions:

(a)           The Indemnified Party shall furnish the Indemnifying Party with prompt written notice of any Third Party Claim.  Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim, and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim).   Failure of an Indemnified Party to give such prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify hereunder.

(b)           If a Third Party Claim is made against an Indemnified Party, then the Indemnifying Party shall be entitled to assume the defense of such Third Party Claim upon written notice to the effect thereof furnished to the Indemnified Party, in which event the Indemnifying Party will so assume the defense thereof with counsel selected solely and exclusively by such Indemnifying Party.  In the event that the Indemnifying Party assumes such defense, then the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at the Indemnified Party’s sole cost and expense, separate from the counsel employed by the Indemnifying Party. The Indemnified Party shall also make available to the Indemnifying Party copies of all relevant documents and records in its possession and shall otherwise reasonably assist the Indemnifying Party in such defense if requested by the Indemnifying Party.

(c)           In the event that the Indemnifying Party, within twenty (20) days after notice of any such Third Party Claim (or such lesser time as is reasonable), fails to assume the defense pursuant to Section 7.03(b) hereof, then the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of the Third Party Claim, subject to the right of the Indemnifying Party to thereafter assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof.

(d)           Notwithstanding anything to the contrary contained in this Section 7.03, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of judgment which does not include as an unconditional term thereof the giving by the claimant and/or plaintiff to or in favor of the Indemnified Party of an unconditional release from all liability in respect of the Third Party Claim.

Section 7.04     Indemnification Limitations.

(a)           Deductibles.  No claim for indemnification under Section 7.01 or 7.02 may be made unless such claim, together with all other claims under such Sections 7.01 or 7.02, as the case may be, in the aggregate, exceeds $50,000.00; provided, however, that, in the event that such claims under Section 7.01 or 7.02 exceed $50,000.00 in the aggregate, then the Indemnifying Party shall be required to indemnify the Indemnified Parties from and against the entire amount of such claims from the first dollar thereof. Such deductible amount will be determined separately for claims under each of Section 7.01 and 7.02.

(b)           Time Limits on Indemnification.  No claim on account of breach of representation, warranty, covenant or other agreement shall be made after the survival periods referred to in Section 7.05 of this Agreement.

(d)           Net Recovery.  The amount which an Indemnified Party shall be entitled to receive from an Indemnifying Party under this Article VII with respect to a Liability shall be net of all amounts actually recovered or received under insurance policies relating to any such Liabilities.

(e)           Non-Exclusive Remedy.  The indemnification in Sections 7.01 and 7.02, as the case may be, shall be without prejudice to any other rights or remedies that such parties may have by reason of this Agreement or as otherwise provided at law or in equity.

Section 7.05     Survival of Representations.

(a)           The representations and warranties made by the parties under this Agreement shall survive the Closing for a period of two (2) years following the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.06 (Taxes); 3.20 (environmental matters); and 3.23 (products liability) shall survive until six (6) months after the expiration of the statute of limitations applicable thereto; and except that the representations and warranties set forth in Sections 3.01 (organization), 3.02 (capital structure), 3.03 (authority) and 3.17 (title to properties) hereof, and matters relating to the Company Stockholder as set forth in Section 3.30 hereof, shall survive indefinitely, in each case, notwithstanding any investigation by any party.

(b)           Notwithstanding any provision in this Agreement to the contrary, the liability of an Indemnifying Party for fraud, willful misrepresentation and/or willful breach of this Agreement shall not be subject to any of the limitations set forth in this Article VII (including the time limits set forth in this Section 7.05).

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01    Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, "control" (including, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

"Agreement" has the meaning set forth in the Preamble.

“Audited Statements” has the meaning set forth in Section 3.04(a).

“Bank” has the meaning set forth in Section 5.06.

“Bank Consent” has the meaning set forth in Section 5.06.

“Bank Loan Advance” has the meaning set forth in Section 5.06.

“Bank Loan Agreement” has the meaning set forth in Section 5.06.

“Bank Loan Amendment” has the meaning set forth in Section 5.06.

 “Brownsville Lease” has the meaning set forth in Section 3.31.

“Brownsville Lease Transfer” has the meaning set forth in Section 3.31.

“Brownsville Premises” has the meaning set forth in Section 3.31.

“Brownsville Release” has the meaning set forth in Section 3.31.

“Brownsville Sublease” has the meaning set forth in Section 3.31.

“Buckna” has the meaning set forth in Section 3.02(e)

“Buckna Redemption Agreement” has the meaning set forth in Section 3.02(e).

“Buckna Release” has the meaning set forth in Section 3.02(e).

"Business Day" means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, NY are authorized or required by Law or other governmental action to close.

"Certificate" has the meaning set forth in Section 2.01(c).

"Certificate of Merger" has the meaning set forth in Section 1.03.

"Charter Documents" has the meaning set forth in Section 3.01(b).

"Closing" has the meaning set forth in Section 1.02.

"Closing Date" has the meaning set forth in Section 1.02.

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the Preamble.

"Company Board" has the meaning set forth in the Recitals.

"Company Common Stock" has the meaning set forth in Section 2.01(a).

"Company Continuing Employees" has the meaning set forth in Section 5.01.

“Company Conversion” has the meaning set forth in the Recitals.

"Company Disclosure Letter" has the meaning set forth in the introductory language to Article III.

"Company Employee" has the meaning set forth in Section 3.12(a).

"Company Employee Agreement" means any Contract between the Company or any of its Subsidiaries and a Company Employee.

"Company Employee Plans" has the meaning set forth in Section 3.12.

"Company ERISA Affiliate" means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c) or (m) of the Code.

"Company IP" means all Intellectual Property that is owned solely or jointly, used, held for use or exploited by Company or any of its Subsidiaries in connection with the current conduct of their businesses.

"Company IP Agreements" has the meaning set forth in Section 3.07.

"Company Listed Contract" has the meaning set forth in Section 3.21.

"Company Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, materially adverse to: (i) the business, assets, properties, results of operations, condition (financial or otherwise) or future prospects of the Company and its Subsidiaries, taken as a whole; or (ii) the ability of the Company to consummate the Merger and other transactions contemplated by this Agreement on a timely basis.

"Company Property Lease" shall mean all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

"Company Securities" has the meaning set forth in Section 3.02(b).

 “Company Stockholder” has the meaning set forth in the Preamble.

"Company Subsidiary Securities" has the meaning set forth in Section 3.02(d).

“Competitive Business” has the meaning set forth in Section 5.07.

"Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of January 27, 2010, as executed by Parent and the Company.

"Consent" has the meaning set forth in Section 3.03(c).

"Contracts" means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Designated Legal Fees” has the meaning set forth in Section 8.13.

"DGCL" has the meaning set forth in Section 1.01.

“Director Designation Period” has the meaning set forth in Section 5.05.

"Dissenting Shares" has the meaning set forth in Section 2.03.

"Effective Time" has the meaning set forth in Section 1.03.

"Environmental Laws" means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permits” has the meaning set forth in Section 3.20.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

“Examined Party” has the meaning set forth in Section 5.04(b).

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

“Exclusivity Letter Agreement” has the meaning set forth in Section 8.08.

“Financial Statements” has the meaning set forth in Section 3.04(a).

“Finder” has the meaning set forth in Section 3.10.

“Finder Release” has the meaning set forth in Section 3.10.

"GAAP" has the meaning set forth in Section 3.04(a).

"Governmental Entity" has the meaning set forth in Section 3.03(c).

"Hazardous Substance" shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

"Indemnified Parties" has the meaning set forth in Section 7.01.

"Indemnifying Parties" has the meaning set forth in Section 7.01.

"Intellectual Property" means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights ("Patents"); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) copyrights and all other similar rights throughout the world ("Copyrights"); (c) design rights; (d) trade names, logos, trademarks and service marks, trade dress, certification marks and the goodwill associated with the foregoing ("Trademarks"); (e) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act or under similar foreign statutory and common law), business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein ("Trade Secrets"); (f) software, including data files, source code, object code, application programming interfaces, architecture, documentation, files, records, schematics, computerized databases and other software-related specifications and documentation (collectively, "Software"); (g) Internet domain names; and in each case of (a) to (g) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

"IRS" means the United States Internal Revenue Service.

“JEM Holdings” has the meaning set forth in Section 3.01(d).

“JEM Purchase Agreement” has the meaning set forth in Section 3.01(d).

“Klink Employment Agreement” has the meaning set forth in Section 6.02(i).

"Knowledge" means, when used with respect to the Company and each of its Subsidiaries, the constructive knowledge of the Company Stockholder, after reasonable inquiry and due investigation.

"Laws" means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

"Leased Property" shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Company Property Lease.

"Legal Action" has the meaning set forth in Section 3.09.

"Liability" has the meaning set forth in Section 7.01.

"Licensed Company IP" means all Company IP that is not owned solely or jointly by the Company or any of its Subsidiaries, and that the Company or any of its Subsidiaries has a right to use or exploit by virtue of any Contract entered into with the sole owner, or one or more joint owner(s), of such Company IP.

"Liens" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Lock-Up Agreement” has the meaning set forth in Section 6.02(k).

“Maximum Debt Amount” has the meaning set forth in Section 6.02(n).

"Merger" has the meaning set forth in Section 1.01.

"Merger Sub" has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 4.03.

"Merger Consideration" has the meaning set forth in Section 2.01(a).

“Mexico Sub” means Nexus Magneticos de Mexico, S. de R.L. de C.V., a Mexican corporation and a Subsidiary of the Company with a production facility located in Reynosa, Tamaulipas, Mexico.

“Non-Competition Period” has the meaning set forth in Section 5.07.

“Occurrence” has the meaning set forth in Section 3.23.

“Officer’s Certificate – Company Stock” has the meaning set forth in Section 6.02(y).

"Order" has the meaning set forth in Section 3.09.

“Ordinary Course” has the meaning set forth in Section 3.05(a).

“Other Parties” has the meaning set forth in Section 5.04(b).

"Owned Company IP" means all Company IP that is not Licensed Company IP.

"Parent" has the meaning set forth in the Preamble.

“Parent Common Stock” has the meaning set forth in Section 2.01(a).

"Permits" has the meaning set forth in Section 3.08(b).

"Permitted Liens" means: (a) Liens in respect of the Company’s assets and properties granted to the Bank pursuant to the Bank Loan Agreement and/or Bank Loan Amendment; (b) statutory Liens for current Taxes or other governmental charges not yet due and payable and the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); and (c) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts which in all events do not exceed $2,000.00 in the aggregate at any time, and are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof).

"Person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group.

“Personal Property” has the meaning set forth in Section 3.15.

“Products” has the meaning set forth in Section 3.23.

“Provident Pioneer” has the meaning set forth in Section 5.05.

"Real Property" has the meaning set forth in Section 3.20.

“Related Parties” has the meaning set forth in Section 3.11.

"SEC" shall mean the Securities and Exchange Commission.

"Securities Act" has the meaning set forth in Section 2.05.

"Shares" has the meaning set forth in Section 2.01(a).

"Subsidiary" means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other Persons performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

"Subsidiary Charter Documents" has the meaning set forth in Section 3.01(b).

"Surviving Corporation" has the meaning set forth in Section 1.01.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Examination” has the meaning set forth in Section 5.04(b).

"Tax Returns" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TDK” has the meaning set forth in Section 3.13(b).

“TDK Employees” has the meaning set forth in Section 3.13(b).

“Terminated Company Affiliates” has the meaning set forth in Section 3.01(d)(iv).

“Territory” has the meaning set forth in Section 5.07.

“Third Party Claim” has the meaning set forth in Section 7.03.

"Treasury Regulations" means the Treasury regulations promulgated under the Code.

“UL” has the meaning set forth in Section 3.25.

“Unaudited Balance Sheet” has the meaning set forth in Section 3.04(a).

“Unaudited Balance Sheet Date” has the meaning set forth in Section 3.04(a).

“Voting Agreement” has the meaning set forth in Section 5.05.

"Voting Debt" has the meaning set forth in Section 3.02(c).

“Voting Parent Debt” has the meaning set forth in Section 4.03(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Year-End Date” has the meaning set forth in Section 3.05(a).

Section 8.02     Interpretation; Construction.

(a)           The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." A reference in this Agreement to $ or dollars is to U.S. dollars. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include the Company Disclosure Letter.

(b)           The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03   Confidentiality Agreement. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.04    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.05    Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the United States District Court for the Southern District of New York, or if jurisdiction in such court is lacking, any court of the State of New York of competent jurisdiction sitting in New York City, any Federal or state court of the State of New York, U.S.A. located in New York County. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid New York courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named New York courts for any reason other than the failure to serve process in accordance with this Section 8.05, and (ii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.07    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	Pioneer Power Solutions, Inc. One Parker Plaza 400 Kelby Street, 9th Floor Fort Lee, NJ 07024 Attention: Nathan J. Mazurek, CEO
with a copy (which will not constitute notice to Parent or Merger Sub) to:	Shiboleth LLP One Penn Plaza, Suite 2527 New York, NY 10119 Attention: Joshua Glikman, Esq.
If to the Company, to:	Jefferson Electric, Inc. 9650 South Franklin Road Franklin, WI 53132 Attention: Thomas Klink, President
with a copy (which will not constitute notice to the Company) to:	Dean Delforge, Esq. 15850 West Bluemound Road Suite 200 Brookfield, WI 53005
If to the Company Stockholder, to:	Thomas Klink 2323 Ridgewood Road Grafton, WI 53024

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08    Entire Agreement. This Agreement (including the Schedules and Exhibits to this Agreement), the Company Disclosure Letter, the Confidentiality Agreement and Exclusivity Letter Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any conflict or inconsistency between the statements in the body of this Agreement and the Company Disclosure Letter, the Confidentiality Agreement and Exclusivity Letter Agreement, then the statements in the body of this Agreement will control.  For purposes hereof, the “Exclusivity Letter Agreement” shall mean the letter agreement, dated as of January 22, 2010, between the Company and Parent relating to exclusivity of negotiations, access to information and other matters.

Section 8.09    No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12    Remedies. Except as otherwise expressly provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13    Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the Merger and other transactions contemplated hereby shall be paid solely and exclusively by the party incurring such expenses.

Notwithstanding the foregoing, the Surviving Corporation shall pay or cause to be paid the reasonable current or accrued legal fees and expenses of the Bank and/or the Company and/or the Company Stockholder relating to this Agreement and the Bank Loan Amendment and the transactions contemplated hereby, and certain other accrued legal fees of the Company and/or Company Stockholder, only as set forth on Schedule M annexed hereto (the “Designated Legal Fees”).  Any such Designated Legal Fees shall be paid from the proceeds of the Bank Loan Advance made by Parent pursuant to Section 5.06 hereof.  Any legal fees and expenses of the Bank and/or the Company and/or Company Stockholder relating to this Agreement and the Bank Loan Amendment and the transactions contemplated hereby other than such Designated Legal Fees shall be paid by the Company from sources other than the Bank Loan Advance.

Section 8.14    Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties hereto.  Notwithstanding anything to the contrary herein contained, this Agreement shall be of no force and effect unless and until each of Parent, Merger Sub, the Company and the Company Stockholder shall have duly executed this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY: JEFFERSON ELECTRIC, INC.

By:	/s/ Thomas Klink
	Name:	Thomas Klink
	Title:	President

PARENT: PIONEER POWER SOLUTIONS, INC.

By:	/s/ Nathan J. Mazurek
	Name:	Nathan J. Mazurek
	Title:	Chief Executive Officer

MERGER SUB: JEI ACQUISITION CORP.

By:	/s/ Nathan J. Mazurek
	Name:	Nathan J. Mazurek
	Title:	President

COMPANY STOCKHOLDER:

/s/ Thomas Klink
Thomas Klink